Exhibit 23(c)


                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 4, 1998, on our audits of the financial statements and financial statement schedule of Entergy New Orleans, Inc. (formerly New Orleans Public Service Inc.) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which reports are included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts & Legality."




COOPERS & LYBRAND L.L.P.

New Orleans, Louisiana
March 23, 1998